EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2 of our report dated March 4, 2005, except for Notes 2 item (A) and 17 item (D), as to which the date is April 5, 2005, and Note 2 item (B), as to which the date is August 31, 2005 (which includes an explanatory paragraph describing that on August 18, 2004, Incentra Solutions, Inc. acquired ManagedStorage International, Inc. in a transaction recorded as a reverse merger), relating to the consolidated financial statements of Incentra Solutions, Inc. and subsidiaries, and to the reference to our Firm under the caption "Experts" in the Prospectus.



/s/GHP HORWATH, P.C.

Denver, Colorado
October 31, 2005